EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of The Babcock & Wilcox Company and subsidiaries and the effectiveness of The Babcock & Wilcox Company’s internal control over financial reporting dated February 26, 2014, appearing in the Annual Report on Form 10-K of The Babcock & Wilcox Company for the year ended December 31, 2013 (File No. 001-34658).

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

May 12, 2014